EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

by and among

WOODWARD, INC.,

WOODWARD FUEL SYSTEMS HOLDING LLC

and

GENERAL ELECTRIC COMPANY
(acting by and through its GE Aviation business unit)

dated as of January 4, 2016

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

i

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ii

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Section 7.14	No Presumption Against Drafting Party	27
Section 7.15	Further Assurances	27

ANNEXES

Annex A	Purchased Membership Interest and Percentage Interests
Annex B	Financial Information

iii

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of January 4, 2016, by and among Woodward, Inc., a Delaware corporation (“Woodward”), Woodward Fuel Systems Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Woodward (“Woodward Affiliate”), and General Electric Company, a New York corporation, acting by and through its GE Aviation business unit (“GE”).  Woodward, Woodward Affiliate and GE are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

W I T N E S S E T H

WHEREAS, pursuant to the Master Agreement, dated as of May 20, 2015, by and between Woodward and GE (the “Master Agreement”), Woodward and GE are forming a joint venture to strengthen their relationship and better enhance innovation, performance and reliability in fuel systems for commercial aerospace applications;

WHEREAS, on August 5, 2015, Woodward caused to be executed and delivered, and filed with the Secretary of State of the State of Delaware, the Certificate of Formation of Convergence Fuel Systems, LLC (the “Company”)

WHEREAS, pursuant to the Contribution Agreement, dated as of August 21, 2015, by and between Woodward and the Company (the “Woodward Contribution Agreement”), effective on August 21, 2015, (a) Woodward contributed the Woodward Contributed Assets (as defined in the Woodward Contribution Agreement) to the Company and (b) the Company accepted the Woodward Contributed Assets all upon the terms and conditions set forth therein;

WHEREAS, on August 21, 2015, (a) Woodward contributed a 10% Membership Interest (as defined in the Operating Agreement) to Woodward Affiliate and (b) Woodward and Woodward Affiliate entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 21, 2015 (the “Initial Operating Agreement”);

WHEREAS, pursuant to the Contribution Agreement, dated as of the Closing Date, by and between GE and the Company (the “GE Contribution Agreement”), concurrently herewith, (a) GE is contributing the GE Contributed Assets (as defined in the GE Contribution Agreement) to the Company and (b) the Company is accepting the GE Contributed Assets, all upon the terms and conditions set forth therein;

WHEREAS, pursuant to this Agreement, at the Closing, GE shall purchase and acquire from Woodward, and Woodward shall sell and transfer to GE, the Membership Interest set forth opposite GE’s name in Annex A (the “Purchased Membership Interest”), all upon the terms and conditions set forth herein; and

WHEREAS, concurrently herewith, Woodward, Woodward Affiliate and GE are entering into the Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”), pursuant to which the Initial Operating Agreement will be amended and restated and, immediately following the Closing, the business and operations of the

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Company will be conducted in accordance with the Initial Business Plan (as defined in the Operating Agreement) (the “Business”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Incorporation of Definitions.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to the Master Agreement.

Section 1.2     Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Anti-Bribery Laws” means the Foreign Corrupt Practices Act and all other anti-corruption Laws.

“Code” means the Internal Revenue Code of 1986.  To the extent that reference is made to any particular section of the Code, such reference shall be to any corresponding provisions of any successor Law.

“Damages” means any losses, liabilities, diminution in value, claims, damages, fines, penalties, assessments by public agencies, settlements, costs or expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees).

“Financial Information” means the historical financial information of the Company set forth in Annex B.

“GAAP” means generally accepted accounting principles in the United States.

“GE Specified Representations” means the representations and warranties set forth in Section 4.1,  Section 4.2,  Section 4.6 and Section 4.7

 “Order” means any execution, judgment, order, award, ruling, decision, verdict, subpoena, injunction or settlement.

“Permitted Encumbrances” means (a) the Encumbrances set forth in Schedule 1.1; (b) Encumbrances for Taxes not yet due and payable and (c) with respect to a Person, any mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice that are not resulting from a breach, default or violation by such Person or its Affiliates and that are not, individually or in the aggregate, material to the Business taken as a whole.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Pre-Closing Period” means any taxable year or period (or a portion thereof) ending on or prior to the Closing Date.

“Proceeding” means any action, suit, Claim, charge, hearing, arbitration, audit, or proceeding (public or private).

“Post-Closing Period” means any taxable period other than a Pre-Closing Period.

“Straddle Period” means any taxable year or period that begins before and ends after the Closing Date.  For purposes of this Agreement, in the case of any Taxes that are payable for any Straddle Period, the portion of such Tax that relates to Pre-Closing Period will (i) in the case of any real and personal property Taxes and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period)  multiplied by a fraction, the numerator of which is the number of days in the taxable period ending at the end of the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended at the end of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other similar entity as to which more than fifty percent (50%) of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries; provided,  however, that, except as otherwise expressly provided herein, (a) with respect to the Woodward Members and their Affiliates, “Subsidiaries” shall be deemed to expressly exclude the Company and its Subsidiaries, and (b) with respect to GE and its Affiliates, “Subsidiaries” shall be deemed to expressly exclude the Company and its Subsidiaries.

“Tax” (including, with correlative meaning, the term “Taxes”) means: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.

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“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

 “Transfer Tax”  means any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, value-added Tax or similar Tax and related fees.

“Woodward Aggregate Cash” means $250,000,000.

“Woodward Annual Payment Amount” means an amount, rounded to the nearest dollar, equal to the product of the Woodward Aggregate Cash and 0.01957672 (for example, solely for illustrative purposes, if the Woodward Aggregate Cash is equal to $250,000,000, the Woodward Annual Payment Amount would be equal to $4,894,180).

“Woodward Members” means, collectively, Woodward and Woodward Affiliate.

“Woodward Specified Representations” means the representations and warranties set forth in Section 3.1,  Section 3.2,  Section 3.3,  Section 3.11 and Section 3.13.

Section 1.3     Terms Defined in Other Sections.  The following terms are defined in the following Sections:

________________________

Term	Section
Agreement	Preamble
Assumed Deductions	5.3(b)
Bankruptcy and Equity Exception	3.1(b)
Basis Adjustment Statement	5.3
Business	Recitals
Cap	6.2(a)
Closing	2.4
Closing Date	2.4
Company	Recitals
Company Contract	3.8(a)
[***]	6.2(a)
Deduction Shortfall Amount	6.4(b)
Defending Party	6.3(b)(ii)
GE	Preamble
GE After-Tax Return	6.4(b)
GE Contributed Contract	4.3(a)
GE Contribution Agreement	Recitals
GE Indemnified Persons	6.2(a)

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GE Purchase	2.1
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Initial Basis Adjustment Statement	5.3(a)
Initial Operating Agreement	Recitals
Master Agreement	Recitals
Operating Agreement	Recitals
Original Deduction Shortfall Payment	6.4(d)
Parties	Preamble
Pre-Closing Income Tax Return	5.1(e)
Proposed Basis Adjustment Statement	5.3(a)
Purchase Price	2.2
Purchased Membership Interest	Recitals
Revised Basis Adjustment Statements	5.3(a)
Revised Deduction Shortfall Payment	6.4(d)
Survival Period	6.1
Third Party Claim	6.3(b)
Voting Debt	3.3
Woodward	Preamble
Woodward Affiliate	Preamble
Woodward After-Tax Return	6.4(b)
Woodward Contribution Agreement	Recitals
Woodward Indemnified Persons	6.2(b)

Section 1.4     Other Definitional Provisions.  The definitions in Section 1.2 and referenced in Section 1.3 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Articles, Sections and Annexes shall be deemed to be references to Articles and Sections of, and Annexes to, this Agreement unless the context shall otherwise require.  All Annexes and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Except as otherwise indicated, the word “or” shall not be exclusive and shall mean “and/or.”  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  References to a Person are also to its permitted successors and permitted assigns.  Unless otherwise expressly provided herein, all references to “dollars” or “$” shall mean United States Dollars.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

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ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTEREST;
PURCHASE PRICE; CLOSING

Section 2.1     Sale and Purchase of Membership Interest.  Upon the terms and subject to the conditions set forth herein, simultaneously with the execution and delivery of this Agreement at the Closing, Woodward is hereby selling to GE, free and clear of all Encumbrances, and GE is hereby purchasing from Woodward, the Purchased Membership Interest (the “GE Purchase”).  The Parties agree to treat the GE Purchase as a sale of interests in the Company pursuant to Section 741 of the Code.

Section 2.2     Purchase Price.  The aggregate consideration for the Purchased Membership Interest shall be an amount equal to (a) the Woodward Aggregate Cash, plus (b) subject to Section 2.3, the aggregate amount payable of the Woodward Annual Payment Amounts (the “Purchase Price”).

Section 2.3     Payments.  GE shall (i) at the Closing, pay, or cause to be paid, by wire transfer of immediately available funds to an account designated by Woodward to Woodward the Woodward Aggregate Cash and (ii) on each anniversary of the Closing Date for each of the fifteen (15) years following the Closing Date, pay, or cause to be paid, by wire transfer of immediately available funds to an account designated by Woodward not less than three (3) Business Days prior to such anniversary of the Closing Date, to Woodward the Woodward Annual Payment Amount.

Section 2.4     Closing.  The consummation of the GE Purchase and the other transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, Chicago, Illinois at the same time as the closing of the transactions contemplated by the Master Agreement (Central time) on the date of this Agreement.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5     Withholdings.  GE shall be entitled to deduct and withhold from payments otherwise payable under this Agreement to Woodward such amounts as are required with respect to the making of such payments under the Code or under any provision of state, local or foreign Tax Law.  Any amount deducted or withheld pursuant to this Section 2.5 and timely paid over to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to Woodward in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE WOODWARD MEMBERS

Except as set forth in the Schedules, the Woodward Members hereby jointly and severally represent and warrant to GE as follows:

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Section 3.1     Organization, Standing and Authority; Execution and Delivery; Enforceability.

(a)     Woodward is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Woodward Affiliate is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Woodward Members has all requisite corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, as applicable.  All corporate acts and other proceedings required to be taken by each of the Woodward Members to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby, as applicable, have been duly and properly taken.

(b)     This Agreement has been duly executed and delivered by each of the Woodward Members.  Assuming that this Agreement has been duly authorized, executed and delivered by GE, this Agreement constitutes a legal, valid and binding obligation of each of the Woodward Members, enforceable against the Woodward Members, as applicable, in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies (the “Bankruptcy and Equity Exception”)).

Section 3.2     Consents; Conflicts.

(a)     No Consent of, or Filing with, any Governmental Authority or other Person is required to be obtained or made by or with respect to any of the Woodward Members in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance by the Woodward Members, as applicable, with the terms and conditions hereof.

(b)     The execution and delivery of this Agreement by the Woodward Members and the consummation of the transactions contemplated hereby and compliance by the Woodward Members with the terms and conditions hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of any Person to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the assets of either Woodward Member or the Company under, any provision of (i) the certificate of incorporation, certificate of formation, limited liability company agreement, operating agreement or by-laws (or the comparable governing instruments) of either of the Woodward Members, (ii) any Contract to which either Woodward Member or the Company is a party or by which any of its respective properties or assets are bound or (iii) any Law applicable to the operations or the assets of either Woodward Member or the Company, other than in the case of clause (ii), any such violation, default, termination, cancellation, acceleration, loss or Encumbrance that would not reasonably be

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expected to prevent or materially impede or delay the ability of the Woodward Members to perform their obligations under this Agreement.

Section 3.3     Membership Interests.  The Woodward Members have good and valid title to all of the Membership Interests, free and clear of any Encumbrances, and are the record and beneficial owner thereof.  At the Closing, good and valid title to the Purchased Membership Interest will pass to GE free and clear of any Encumbrances, other than those arising from acts of GE or its Affiliates and arising under, once executed, the Operating Agreement.  Except for the Membership Interests, as of the Closing, there are no voting securities of, or other equity interests in, the Company, reserved for issuance or outstanding.  The Membership Interests have been duly authorized and validly issued.  The Membership Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of applicable Law, the Initial Operating Agreement (or comparable governing instrument of the Company) or any Contract to which the Company or any Woodward Member is subject, bound or a party.  As of the Closing, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or that are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Membership Interests may vote (“Voting Debt”).  As of the Closing, there are no outstanding warrants, options, rights, “phantom” stock rights, stock appreciation rights, stock based performance units, convertible or exchangeable securities or other commitments or undertakings (other than this Agreement) (a) pursuant to which either of the Woodward Members or any of their Affiliates are or may become obligated to issue, deliver or sell (i) any other voting securities of, or equity interests in, the Company, (ii) any security convertible into, or exchangeable for, voting securities of, or equity interests in, the Company or (iii) any Voting Debt, (b) pursuant to which any of the Company, the Woodward Members or any of their Affiliates are or may become obligated to issue, grant, extend or enter into any such warrant, option, right, unit, security, commitment or undertaking relating to the Company or (c) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Membership Interests.  Other than this Agreement, the Woodward Ancillary Documents and the Initial Operating Agreement, as of the Closing, the Membership Interests are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Membership Interests.

Section 3.4     Subsidiaries.  The Company does not own any direct or indirect interest in any other Person.

Section 3.5     Operations.  Except in connection with (a) the formation of the Company, (b) the preparation, execution and performance of the Transaction Documents (as defined in the Operating Agreement), (c) the performance of the Company Contracts (and the preparation and execution of any amendments, modifications or supplements thereto) and (d) the transactions contemplated by the Master Agreement and the other Transaction Documents, the Company has not conducted any material operations or engaged in any material business activity or acquired any assets or assumed any Liabilities.

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Section 3.6     Financial Information.  The Financial Information (a) is complete and correct in all material respects with respect to the period(s) covered thereby, and (b) has been prepared in accordance with GAAP and the accounting policies of the Company consistently applied throughout the period(s) covered thereby, to the extent applicable.

Section 3.7     Taxes.

(a)     (i) The Company’s tax basis in each of the Woodward Contributed Assets immediately prior to the transactions contemplated by this Agreement is no greater than the basis such asset had in the hands of Woodward prior to the transactions described in the Woodward Contribution Agreement and (ii) none of such assets was acquired by Woodward directly or indirectly from an Affiliate in a transaction that caused Woodward to have a federal income tax basis therein different from such Affiliate’s federal income tax basis.

(b)     Woodward has been treated as a corporation for U.S. federal (and all applicable state and local) income tax purposes at all times since the day prior to the formation of the Company, and Woodward Affiliate has a valid and timely election in place to be properly treated as an association taxable as a corporation, effective from and after its formation, pursuant to Treasury Regulations Section 301.7701-3(c) for U.S. federal (and all applicable state and local) income tax purposes.  The transactions described in the third and fourth recital to this Agreement occurred no later than the first Business Day after the date on which Woodward made its Specified Filing (as defined in the Master Agreement).

(c)     (i) All income and other material Tax Returns required to be filed by or on behalf of Woodward or any of its Affiliates relating to the Woodward Contributed Assets, the Business or the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes relating to the Woodward Contributed Assets, the Business or the Company required to have been paid by the Company have been fully and timely paid.

(d)     All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Woodward Contributed Assets, the Business or the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Woodward or any of its Affiliates received any notice from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Woodward Contributed Assets, the Business or the Company.

(e)     There is no Tax allocation, Tax sharing or similar agreement that will apply to any of the Woodward Contributed Assets after the Closing Date.

(f)     There are no powers of attorney that are currently in force with respect to any Tax matter involving the Woodward Contributed Assets that will be binding on or enforceable by the Company after the Closing.

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(g)     Woodward and its Affiliates have each complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes relating to the Woodward Contributed Assets, the Business or the Company and have duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(h)     No written claim has been made by a Taxing Authority in a jurisdiction in which Woodward or any of its Affiliates does not currently file a Tax Return relating to the Woodward Contributed Assets, the Business or the Company that Woodward or its Affiliates is or may be required to file a Tax Return in such jurisdiction.

(i)     No Woodward Contributed Asset is a contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Affiliates by reason of section 280G of the Code or be subject to section 4999 of the Code.

(j)     There are no Encumbrances for Taxes upon the Woodward Contributed Assets or the Purchased Membership Interest other than Permitted Encumbrances.

(k)     No issue has been raised by written inquiry of any Governmental Authority to Woodward or its Affiliates, which would reasonably be expected to affect the Tax treatment of the Woodward Contributed Assets, the Business or the Company or its owners in a Post-Closing Period.

(l)     None of the Woodward Members, the Company or any of their respective Affiliates have executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or have been subject to any ruling guidance specific to any of the Parties, that would be binding on the Company for any taxable period (or portion thereof) ending after the Closing Date.

(m)     The Woodward Members have each owned at least ten percent (10%) of the Membership Interests at all times since the formation of the Company.

(n)     The Company has a zero tax basis in any of the Woodward Contributed Assets that is a section 197 intangible.

(o)     All of the liabilities of the Company arose after the transactions contemplated by the Woodward Contribution Agreement.

(p)     Woodward has owned and will continue to own one hundred percent (100%) of the equity interests of Woodward Affiliate immediately before and after the Closing.  Woodward does not have any plan or intention to sell, exchange or otherwise dispose of any of the equity interests of Woodward Affiliate.

(q)     The Company has made no elections for federal income tax purposes other than those set forth in Schedule 3.7.

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Section 3.8     Contracts.

(a)     Set forth in Schedule 3.8 is a complete and correct list, as of the date hereof, of each Contract to which the Company is a party (each, a “Company Contract”).

(b)     Each Company Contract is valid, binding and in full force and effect and enforceable by the Company in accordance with its terms (subject to the Bankruptcy and Equity Exception).  The Company is not in breach or default in any material respect of any Company Contract.  No written notice has been received by the Company or any of the Woodward Members of their respective Affiliates alleging that it is in breach or default in any material respect under any Company Contract.  To the Knowledge of Woodward, no party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder or has exercised any termination rights with respect thereto.  The Woodward Members and their Affiliates, including the Company, have delivered or made available to GE (to the extent permitted by applicable Law) true, correct and complete copies of all of the Company Contracts, including all amendments, modifications or supplements thereto.

Section 3.9     Claims.  There is no actual or, to the Knowledge of Woodward, threatened Claim against the Company arising out of the operation of the Business or ownership of any assets of the Company that:  (a) involves a claim of, or an unspecified amount which would reasonably be expected to result in a Liability of, more than [***]; (b) seeks any injunctive relief or the imposition of any restriction on the ability of the Business to compete in any business or with any Person in (or otherwise conduct business in) any geographic area; (c) involves criminal proceedings or a material investigation by a Governmental Authority; or (d) individually or in the aggregate, would be reasonably likely to be material to the Company.  There is no actual or, to the Knowledge of Woodward, threatened Claim against any of the Woodward Members or any of their Affiliates, including the Company, that seeks any legal restraint or prohibition against the transactions contemplated by this Agreement.  None of the Woodward Members or any of their Affiliates, including the Company, is a party or subject to or in default under any Order of any Governmental Authority or arbitration tribunal applicable to the operation of the Business or any asset of the Company, including any Woodward Contributed Asset.

Section 3.10     Compliance with Applicable Laws.  Except as set forth in Schedule 3.10:

(a)     None of the Woodward Members or any of their Affiliates, including the Company, (by virtue of any past or present action, omission to act, Contract to which it is a party or any occurrence or state of facts) has, since January 1, 2012, failed to comply or is failing to comply with any Law, including any Anti-Bribery Law or any Law relating to worker health, industrial hygiene or safety (including product safety, product responsibility, product liability or defective products), or Order of any Governmental Authority in connection with its operation of the Business, except for any such failure to comply that was not, or is not reasonably likely to be, material to the Business or the Woodward Members.  None of the Woodward Members or any of their Affiliates, including the Company, has, since January 1, 2012, in connection with its operation of the Business received any written or, to the Knowledge of Woodward, other notice of, been charged with, or received any inquiry concerning, the failure to comply in any material respect with or the potential failure to comply with any applicable Law, including any Anti-

[***] Confidential treatment has been requested for the bracketed portions.  The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Bribery Law.  Since January 1, 2012, none of the Woodward Members or any of their Affiliates, including the Company, has made, or been ordered to make, any material payment in respect of any damages, fines, penalties, assessments or settlements to any Governmental Authority related to the Business.

(b)     There is no investigation or Claim by a Governmental Authority pending or, to the Knowledge of Woodward, threatened against any of the Woodward Members or any of their Affiliates, including the Company (or any of their respective officers, directors and employees), in connection with the Business with respect to matters described this Section 3.10.

Section 3.11     Sufficiency of Assets.  Assuming the accuracy of the representations and warranties of GE set forth in Section 4.6, the Woodward Contributed Assets, and the services provided to the Company pursuant to the Transaction Documents by Woodward and its Affiliates (when combined with the GE Contributed Assets and the services provided to the Company pursuant to the Transaction Documents by GE and its Affiliates) comprise all the properties, personnel (whether employees or secondees), assets and rights necessary for the Company to conduct its business and operations in accordance with the Initial Business Plan.

Section 3.12     Books and Records.  The books of account, minute books and equity interest record books (or their equivalents) of the Company are complete and correct in all material respects.

Section 3.13     Brokerage.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of any of the Woodward Members or any of their Affiliates, including the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GE

GE represents and warrants to the Woodward Members that:

Section 4.1     Organization, Standing and Authority; Execution and Delivery; Enforceability.

(a)      GE is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  GE has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to be taken by GE to authorize the execution, delivery and performance by GE of this Agreement and for GE to consummate the transactions contemplated hereby have been duly and properly taken.

(b)     This Agreement has been duly executed and delivered by GE.  Assuming that this Agreement has been duly authorized, executed and delivered by each of the Woodward

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Members, this Agreement constitutes a legal, valid and binding obligation of GE, enforceable against GE in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.2     Consents; Conflicts.

(a)     No Consent of, or Filing with, any Governmental Authority is required to be obtained or made by GE in connection with the execution and delivery by GE of this Agreement, the consummation by GE of the transactions contemplated hereby or the compliance by GE with the terms and conditions hereof.

(b)     The execution and delivery of this Agreement by GE does not and the consummation by GE of the transactions contemplated hereby and compliance by GE with the terms and conditions hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrances upon any of the properties or assets of GE under, any provision of (a) the certificate of incorporation or by-laws (or the comparable governing instruments) of GE or (b) any Contract to which GE is a party or by which any of its respective properties or assets are bound or (c) any Law applicable to GE or any of its respective properties or assets, other than in the case of clause (b), any such violation, default, termination, cancellation, acceleration, loss or Encumbrance that would not reasonably be expected to prevent or materially impede or delay the ability of GE to perform its obligations under this Agreement.

Section 4.3     Contracts.

(a)     Set forth in Schedule 4.3 is a complete and correct list of each Contract included in the GE Contributed Assets (each, a “GE Contributed Contract”).

(b)     Each GE Contributed Contract is valid, binding and in full force and effect and enforceable by GE or its Affiliates in accordance with its terms (subject to the Bankruptcy and Equity Exception).  GE and its Affiliates are not in breach or default in any material respect of any GE Contributed Contract.  No written notice has been received by GE or any of its Affiliates alleging that it is in breach or default in any material respect under any GE Contributed Contract.  To the Knowledge of GE, no party to any GE Contributed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder or has exercised any termination rights with respect thereto.  GE and its Affiliates have delivered or made available to the Woodward Members (to the extent permitted by applicable Law) true, correct and complete copies of all of the GE Contributed Contract, including all amendments, modifications or supplements thereto.

Section 4.4     Claims.  There is no actual or, to the Knowledge of GE, threatened Claim against GE or any of its Affiliates that seeks any legal restraint or prohibition against the transactions contemplated by this Agreement.  Neither GE nor any of its Affiliates is a party or subject to or in default under any Order of any Governmental Authority or arbitration tribunal applicable to GE’s or any of its Affiliates’ performance under the GE Contributed Contracts.

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Section 4.5     Compliance with Applicable Laws.  Except as set forth in Schedule 4.5:

(a)     Neither GE nor any of its Affiliates (by virtue of any past or present action, omission to act, Contract to which it is a party or any occurrence or state of facts) has, since January 1, 2012, failed to comply or is failing to comply with any Law, including any Anti-Bribery Law or any Law relating to worker health, industrial hygiene or safety (including product safety, product responsibility, product liability or defective products), or Order of any Governmental Authority in connection with its performance under the GE Contributed Contracts, except for any such failure to comply that was not, or is not reasonably likely to be, material to the operation of the Business or GE.  Neither GE nor any of its Affiliates has, since January 1, 2012, in connection with its performance under the GE Contributed Contracts received any written or, to the Knowledge of GE, other notice of, been charged with, or received any inquiry concerning, the failure to comply in any material respect with or the potential failure to comply with any applicable Law, including any Anti-Bribery Law.  Since January 1, 2012, neither GE nor any of its Affiliates has made, or been ordered to make, any material payment in respect of any damages, fines, penalties, assessments or settlements to any Governmental Authority related to its performance under the GE Contributed Contracts.

(b)     There is no investigation or Claim by a Governmental Authority pending or, to the Knowledge of GE, threatened against GE or any of its Affiliates (or any of their respective officers, directors and employees) in connection with GE’s or any of its Affiliates’ performance under the GE Contributed Contracts with respect to matters described this Section 4.5.

Section 4.6     Sufficiency of Assets.  Assuming the accuracy of the representations and warranties of Woodward and Woodward Affiliate set forth in Section 3.11, the GE Contributed Assets, and the services provided to the Company pursuant to the Transaction Documents by GE and its Affiliates (when combined with the Woodward Contributed Assets and the services provided to the Company pursuant to the Transaction Documents by Woodward and its Affiliates) comprise all the properties, personnel (whether employees or secondees), assets and rights necessary for the Company to conduct its business and operations in accordance with the Initial Business Plan.

Section 4.7     Brokerage.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of GE or any of its Affiliates.

ARTICLE V

TAX MATTERS

Section 5.1     Tax Covenants.

(a)     The Company shall have a valid election in effect under Section 754 of the Code for the taxable year in which the Closing Date occurs.

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(b)     None of Woodward, Woodward Affiliate or any of their Affiliates will take a position inconsistent with any of the Tax representations or covenants in this Agreement (which treatment GE and the Woodward Members acknowledge is consistent with current Tax provisions of applicable Law) in respect of the transactions contemplated by this Agreement unless the parties are otherwise required to take such a position as a result of a change in the Tax provisions of applicable Law or any court or regulatory interpretation thereof binding on the parties.

(c)     Unless GE grants its prior written consent, which consent shall not be unreasonably withheld, Woodward and Woodward Affiliate will each continue to own at least ten percent (10%) of the Membership Interests at all times that GE or any of its Affiliates holds any Membership Interests in the Company.

(d)     Unless GE grants its prior written consent, which consent shall not be unreasonably withheld, (i) Woodward will properly be treated as a corporation for U.S. federal (an all applicable state and local) income tax purposes and (ii) Woodward Affiliate will continue to have a valid and timely election in place to be properly treated as an association taxable as a corporation pursuant to Treasury Regulations Section 301.7701-3(c) for U.S. federal (and all applicable state and local) income tax purposes.

(e)     Woodward and its Affiliates shall, at their own expense, prepare or cause to be prepared and file or cause to be filed, all income Tax Returns required to be filed with respect to the Company for all Pre-Closing Periods (“Pre-Closing Income Tax Returns”).  All such Tax Returns shall be prepared in accordance with the past practice of the Company unless otherwise required by applicable Law. If GE, its Affiliates or the Company would reasonably be expected to be affected in any Post-Closing Period by the positions taken on such Pre-Closing Income Tax Return, Woodward and its Affiliates shall permit GE to review and comment on such Pre-Closing Income Tax Return described in this sentence prior to the filing thereof and shall consider in good faith GE’s timely comments.

(f)     The Company shall prepare and file all Tax Returns of the Company other than Pre-Closing Income Tax Returns. All such Tax Returns relating to any Pre-Closing Period (including Tax Returns with respect to a Straddle Period) shall be prepared in accordance with the past practice of the Company unless otherwise required by applicable Law.

(g)     Without the prior written consent of Woodward, which consent will not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any of its Affiliates to, amend any previously-filed Tax Return of the Company, file any Tax Return for a Pre-Closing Period in a jurisdiction in which the Company has not previously filed Tax Returns, enter into any voluntary compliance or disclosure agreement or arrangement relating to Taxes, or make any other similar voluntary contact with a Taxing Authority with respect to any Pre-Closing Period.

(h)     Provided that the related Taxes either (i) have been paid by the Company, Woodward or its Affiliates on or prior to the Closing Date or (ii) have resulted in a claim for indemnification pursuant to ARTICLE VI, any refunds of Taxes or credits for overpayment of

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Taxes that are realized by GE, its Affiliates, or Company, net of any reasonable cost attributable to the obtaining and receipt of such refund or credit, shall be for the account of Woodward, and GE, its Affiliates, or Company, as the case may be, will deliver and pay over to Woodward any such refund or the amount of any such credit within ten (10) business days after receipt.

Section 5.2     Transfer Taxes.  All Transfer Taxes arising by reason of the transactions contemplated by the GE Contribution Agreement shall be borne one hundred percent (100%) by GE. All Transfer Taxes arising by reason of the transactions contemplated by the Woodward Contribution Agreement and the contribution of the 10% Membership Interest to Woodward Affiliate shall be borne one hundred percent (100%) by the Woodward Members. All Transfer Taxes arising as a result of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Woodward Members and fifty percent (50%) by GE, regardless of which Party is responsible for the payment of such Transfer Taxes.  Any necessary Tax Return filings with respect to Transfer Taxes shall be the obligation and responsibility of the Party required by applicable Law to file such Tax Returns, provided that the other Parties shall cooperate in the filing of any such Tax Returns and shall reimburse the filing Party of its share of Transfer Taxes pursuant to this Section 5.2.

Section 5.3     Allocation of Basis Adjustment.

(a)     Any adjustment to be made to the tax basis of the assets of the Company pursuant to Section 743 of the Code shall be allocated among such assets in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder.  Not later than ninety (90) days following the Closing Date, GE and the Woodward Members shall cause the Company to prepare and deliver to GE and Woodward a schedule (the “Proposed Basis Adjustment Statement”) setting forth the computation of the aggregate amount of such adjustment and the allocation of such adjustment among the Company’s assets for GE and Woodward’s review and approval.  If, within ten (10) days following delivery of the Proposed Basis Adjustment Statement, GE or Woodward notifies the Company in writing of its disagreement with the Proposed Basis Adjustment Statement, GE and Woodward shall endeavor to resolve such disagreement, and if they are unable to do so such disagreement shall be submitted for resolution to an independent appraiser selected by GE and reasonably acceptable to Woodward.  The decision of such independent appraiser shall be final and binding on the Parties and its fees shall be split evenly between GE and Woodward.  If neither GE nor Woodward notify the Company in writing of their disagreement with the Proposed Basis Adjustment Statement within ten (10) days following the delivery of the Proposed Basis Adjustment Statement, the Proposed Basis Adjustment Statement shall be final.  The Proposed Basis Adjustment Statement, as finalized in accordance with the foregoing, shall constitute the “Initial Basis Adjustment Statement.”  GE and the Woodward Members shall cause the Company to prepare and deliver to GE and Woodward from time to time revised copies of the Initial Basis Adjustment Statement (the “Revised Basis Adjustment Statements”) to reflect any subsequent adjustments to the Purchase Price in a manner that is consistent with Section 755 of the Code and the Treasury Regulations promulgated thereunder in accordance with the foregoing procedures.  GE and the Woodward Members shall each file all Tax Returns consistent with the Initial Basis Adjustment Statement and any Revised Basis Adjustment Statements.

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(b)     Within ten (10) days following the finalization of the Initial Basis Adjustment Statement, GE and the Woodward Members shall cause the Company to prepare and deliver to GE and Woodward a schedule setting forth the projected imputed interest deductions available to GE from the Woodward Annual Payments and the amortization deductions attributable to the amounts allocated to the Section 197 intangible assets (the “Assumed Deductions”) on the Initial Basis Adjustment Statement.  The Assumed Deductions shall be determined in accordance with Sections 483, 743 and 197 of the Code and the Treasury Regulations promulgated thereunder and shall assume that any amounts allocated to the Section 197 intangible assets are fully amortizable over fifteen (15) years.

ARTICLE VI

INDEMNIFICATION

Section 6.1     Survival.  The representations and warranties set forth in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is [***] from the Closing Date, [***] (the applicable period with respect to each representation and warranty set forth in this Agreement, the “Survival Period”).  No action may be brought or claim may be made with respect to any breach or inaccuracy of any representation or warranty pursuant to this Agreement unless a notice that complies with Section 7.1 has been delivered pursuant to such Section 7.1 prior to the expiration of the applicable Survival Period; provided,  however, that upon the giving of such notice, notwithstanding any other provision of this Agreement, the applicable Survival Period shall continue beyond the time at which it would otherwise terminate until such action is resolved.

Section 6.2     Indemnification.

(a)     Subject to the other provisions of this ARTICLE VI, the Woodward Members hereby agree, to the fullest extent permitted by applicable Law, jointly and severally to indemnify, defend and hold harmless GE, its Affiliates and their respective officers, directors and employees (collectively, the “GE Indemnified Persons”) from, against and in respect of any Damages incurred or suffered by the GE Indemnified Persons arising out of, in connection with or relating to:

(i)     any breach or inaccuracy of any of the representations and warranties of the Woodward Members contained in ARTICLE III; or

(ii)     any failure of the Woodward Members to perform any of their covenants or obligations contained in this Agreement;

provided,  however, that (A) the Woodward Members’ indemnification obligations contained in clause (i) above shall not apply to any claim for Damages until the aggregate amount of all claims for Damages under clause (i) above exceeds [***], (B) the Woodward Members’ indemnification obligations contained in clause (i) above shall not apply to any portion of a claim for Damages to the extent the aggregate amount of all claims for Damages under clause (i) above exceeds $[***] (the “Cap”), [***] and (C) the Woodward Members’ indemnification

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obligations contained in clause (i) above as they relate to the Woodward Specified Representations or a representation or warranty contained in Section 3.7 and the Woodward Members’ indemnification obligations under Section 6.4(a)(i), (ii), (iii) and (v) shall not apply to any portion of a claim for Damages to the extent the aggregate amount of all claims for Damages with respect to such representations and warranties and items set forth in Section 6.4(a)(i), (ii), (iii) and (v)  exceeds [***].

(b)     Subject to the other provisions of this ARTICLE IV, GE hereby agrees, to the fullest extent permitted by applicable Law, to indemnify defend and hold harmless the Woodward Members, their Affiliates (other than the Company and its Affiliates) and their respective officers, directors and employees (the “Woodward Indemnified Persons”) from, against and in respect of any Damages incurred or suffered by the Woodward Indemnified Persons arising out of, in connection with or relating to:

(i)     any breach or inaccuracy of any of the representations and warranties of GE contained in ARTICLE IV; or

(ii)     any failure of GE to perform any of its covenants or obligations contained in this Agreement;

provided,  however, that (A) GE’s indemnification obligations contained in clause (i) above shall not apply to any claim for Damages until the aggregate amount of all claims for Damages under clause (i) above exceeds [***] , (B) GE’s indemnification obligations contained in clause (i) above shall not apply to any portion of a claim for Damages to the extent the aggregate amount of all claims for Damages under clause (i) above exceeds the Cap, [***] and (C) GE’s indemnification obligations contained in clause (i) as they relate to the GE Specified Representations shall not apply to any portion of a claim for Damages to the extent the aggregate amount of all claims for Damages with respect to such representations and warranties [***].

(c)     For purposes of Section 6.2(a) and Section 6.2(b), a breach or inaccuracy of a representation or warranty contained in this Agreement shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or, if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, it being the intention of the Parties that the GE Indemnified Persons shall, subject to the terms and conditions hereof, be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them arising out of, based upon or relating to the breach or inaccuracy of any such representation or warranty, determined in each case without regard to any qualification as to materiality set forth with respect thereto.

(d)     The provisions of this ARTICLE VI shall constitute the sole and exclusive remedy following the Closing of the Parties for Damages relating to breaches of the representations, warranties, covenants or obligations contained in this Agreement; provided,  however, this exclusive remedy for Damages does not preclude a Party from bringing an action for specific performance pursuant to Section 7.13.

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Section 6.3     Indemnification Procedures.

(a)     Any Person against whom indemnification is sought pursuant to the provisions of Section 6.2 shall be referred to as an “Indemnifying Party,” and any Person seeking to be indemnified pursuant to the provisions of Section 6.2 shall be referred to as an “Indemnified Party.”

(b)     If an Indemnified Party is notified of a Claim of a third party (each such Claim, a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under Section 6.2, then:

(i)     The Indemnified Party shall promptly notify such Indemnifying Party thereof in writing, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party’s request for indemnification under Section 6.2;  provided,  however, that any failure to give such prompt notice shall not relieve an Indemnifying Party of any of its obligations under Section 6.2, except to the extent that such failure prejudices or impairs, in any material respect, any of the rights of such Indemnifying Party.

(ii)     Subject to the provisions of this Section 6.3, the Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to act as the Person that defends against, negotiates, settles or otherwise deals with any Third Party Claim which relates to any Damages indemnified against by it under Section 6.2 (each Person, the “Defending Party”); provided,  however, that the Indemnifying Party shall not have the right to be the Defending Party with respect to: (A) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (B) any Third Party Claim in which the Indemnified Party reasonably determines with advice of counsel that there may be one or more material legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that a conflict of interest between the Indemnifying Party and the Indemnified Party may exist in respect of such Third Party Claim; and (C) any Third Party Claim which involves a Claim by a Governmental Authority, would reasonably be expected to result in material reputational harm to, or impose criminal liability on, any Indemnified Party or its Affiliates or would reasonably be expected to have any material continuing effect on any Indemnified Party, its Affiliates or their respective businesses or assets.  If the Indemnifying Party elects to act as the Defending Party, it shall within thirty (30) days of the Indemnified Party’s written notice of the assertion of the Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently to preserve its right to act as the Defending Party.  If the Indemnifying Party elects not to or does not have the right to act as the Defending Party, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Damages under Section 6.2, the Indemnified Party may act as the Defending Party.  If the Indemnified Party acts as the Defending Party with respect to a given Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable out-

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of-pocket expenses of defending such Third Party Claim upon submission of copies of the invoices therefor.  If the Indemnifying Party acts as the Defending Party with respect to a given Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim.  The Parties agree to reasonably cooperate with each other and to provide reasonable access to each other Party to such documents and information as may be reasonably requested and subject to attorney-client privilege, attorney work product, third party confidentiality and similar obligations in connection with the defense, negotiation or settlement of any such Third Party Claim.

(iii)     The Defending Party will not admit any Liability with respect to, or settle, compromise or discharge, any Third Party Claim for which indemnity is sought hereunder without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed); provided that if the Indemnifying Party is the Defending Party and a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations under Section 6.2, pay the amount called for by such settlement offer, and the Indemnified Party declines to accept such settlement offer, the Indemnified Party may continue to contest such Third Party Claim at its sole cost and expense, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party shall be obligated to pay under Section 6.2 shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages incurred by the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer and (B) the aggregate Damages of the Indemnified Party with respect to such Third Party Claim.

(c)     Notwithstanding anything in this Section 6.3 to the contrary, none of the Woodward Members, their Affiliates or the Company shall have the right to defend, negotiate, settle or compromise any Third Party Claim to the extent that such Third Party Claim is a claim by a taxing authority in respect of a Tax of GE or its Affiliates.  GE shall keep the Woodward Members reasonably informed of the status of any such Third Party Claim and GE shall not settle any such Third Party Claim without the prior written consent of Woodward, such consent not to be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, the Woodward Members and their Affiliates shall have the right to defend, negotiate, settle or compromise any Third Party Claim that is a claim by a Taxing Authority in respect of a Tax of the Woodward Members or their Affiliates

(d)     After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such sums to the Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

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Section 6.4     Tax Indemnification.

(a)     In addition to the indemnification provided for in Section 6.2, but without duplication for any Damages claimed thereunder, from and after the Closing Date, the Woodward Members hereby agree, to the fullest extent permitted by applicable Law, jointly and severally to indemnify, defend and hold harmless the GE Indemnified Persons from, against and in respect of any Damages incurred or suffered by the GE Indemnified Persons arising out of, in connection with or relating to (i) Taxes of Woodward, any Woodward Member or any of their Affiliates, to the extent unrelated to the Woodward Contributed Assets, the Business or the Company, (ii) any Taxes of or relating to the Business, the Company or any of the Woodward Contributed Assets arising on or prior to the Closing Date (except to the extent such Taxes result from or arise out of actions taken on the Closing Date after the Closing outside the ordinary course of business) or attributable to the Pre-Closing Period portion of any Straddle Period, (iii) any failure of the Woodward Members to pay their share of Transfer Taxes pursuant to Section 5.1, (iv) the Deduction Shortfall Amount, and (v) Taxes attributable to taxable income, if any, resulting from any indemnification payments made by the Woodward Members to the GE Indemnified Party pursuant to this ARTICLE VI.

(b)     The “Deduction Shortfall Amount” means an amount to be paid by the Woodward Members to GE in an amount necessary to enable the GE After-Tax Return to equal the Woodward After-Tax Return.  For these purposes:

(i)     The “GE After-Tax Return” means the aggregate amount of (A) 37% of the cumulative imputed interest deductions allowed or projected to be allowed to GE from the Woodward Annual Payments, plus (B) 37% of the actual amortization deductions allowed or projected to be allowed to GE attributable to its payment of the Purchase Price and the Woodward Annual Payments (after taking into account any adjustments to amortizable basis attributable to audits or payments of the Deduction Shortfall Amount), plus (C) the cumulative amount of Deduction Shortfall Amounts received or projected to be received by GE, minus (D) the cumulative amount of the Woodward Annual Payments.

(ii)     The “Woodward After-Tax Return” means 63% of the aggregate amount of (A) the cumulative amount of the Woodward Annual Payments, minus (B) the cumulative amount of Deduction Shortfall Amounts paid or projected to be paid to GE.

(iii)     Any reduction of basis arising (A) because such basis was used to determine gain or loss in a sale or disposition of the Section 197 intangibles held by the Company (B) from a subsequent sale or transfer of the Purchased Membership Interests or (C) as a result of the purchase of Membership Interests by GE pursuant to the Woodward Sale Call Option or Termination Event Call Option (as such terms are defined in the Initial Operating Agreement) shall be ignored as if such reduction of basis had not occurred for purposes of determining the Deduction Shortfall Amount, including the GE After-Tax Return and the Woodward After-Tax Return.

(iv)     The Woodward After-Tax Return and GE After-Tax Return shall take into account (A) any actual inability of the Woodward Members to utilize a capital loss

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generated by any payment made pursuant to Section 6.4(a)(iv) for income Tax purposes (after taking into account any applicable mitigating provisions such as Section 1341 of the Code), assuming, for these purposes, that the Woodward Members have not elected out of installment sale treatment and (B) any actual requirement that any payment pursuant to Section 6.4(a)(iv) be included in income instead of treated as an adjustment to the Purchase Price as contemplated by Section 6.5(c).

(c)     It is expected that the Deduction Shortfall Amount will be calculated using principles set forth in Section 6.4(b).  Any amounts payable pursuant to Section 6.4(a)(iv), shall be paid not later than 10 days after the date on which the Company issues GE a Schedule K-1 reflecting the amortization used to calculate the Deduction Shortfall Amount for such year, or, if the Deduction Shortfall Amount is with respect to a disallowance of amortization for a prior taxable year, no later than 10 days following the date on which disallowance of the amortization for such prior taxable year becomes final.  The Deduction Shortfall Amount payable under Section 6.4(a)(iv) shall in no event exceed the aggregate amount of Woodward Annual Payments.  Furthermore, any interest and/or penalties imposed by a Taxing Authority related to any disallowance or reduction of the Assumed Deductions shall be shared fifty percent (50%) by Woodward, which amount may be in excess of the total Woodward Annual Payments.

(d)     Notwithstanding anything to the contrary in this Agreement (including, but not limited to, Section 6.2), Section 6.4(a)(iv) shall be the sole and exclusive remedy following the Closing of the GE Indemnified Persons for Damages resulting from or related to differences (if any) between the Assumed Deductions and the actual amortization and interest deductions allowed to GE attributable to payment of the Purchase Price, the Woodward Annual Payments and any payment by the Woodward Members pursuant to Section 6.4(a)(iv), it being understood that “Damages” for which the GE Indemnified Persons are indemnified pursuant to Section 6.4(a)(iv) shall not include any costs or other expenses incurred by the GE Indemnified Persons (other than, for the avoidance of doubt, the portion of certain interest and penalties described in Section 6.4(c)) provided, however, that the limitations of this Section 6.4(d) shall not apply to the extent Damages arise from a breach of Section 3.7(a), (b), (m), or (p) or Section 5.1.

(e)     If there has been any payment by the Woodward Members to GE pursuant to Section 6.4(a)(iv) for any taxable year (the amount of such payment, the “Original Deduction Shortfall Payment”) and, with respect to such taxable year it is later determined that the actual amortization deductions allocable to GE would result in a revised Deduction Shortfall Amount (which may be zero) for such taxable year (a “Revised Deduction Shortfall Payment”) that is less than the Original Deduction Shortfall Payment for such taxable year, then GE shall promptly pay to Woodward a payment necessary to enable the Woodward After-Tax Return to equal the GE After-Tax Return.

Section 6.5     Calculation of Damages; Right to Setoff; Tax Treatment of Indemnification Payments.

(a)     The amount of any Damages for which indemnification is provided under this ARTICLE VI shall be net of any amounts actually recovered by the Indemnified Party under

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insurance policies with respect to such Damages (net of expenses incurred in connection with such recovery).

(b)     Notwithstanding anything to the contrary contained herein, GE, at its election and in its sole discretion, shall have the right to withhold, setoff against or reduce any amounts payable to any Woodward Member under this Agreement, including any Woodward Annual Payment Amount payable under Section 2.3, by the amount of any claim for indemnification or payment of damages or any other amount to which any GE Indemnified Person may be entitled under this Agreement.

(c)     The Parties agree to treat any indemnification payments made pursuant to this ARTICLE VI as adjustments to the Purchase Price (which treatment GE and the Woodward Members acknowledge is consistent with current Tax provisions of applicable Law) unless the Parties are required to treat such payments otherwise as a result of a change in the Tax provisions of applicable Law or any court or regulatory interpretation thereof binding on the Parties.

ARTICLE VII

MISCELLANEOUS

Section 7.1     Notices.  All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith.  Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier delivery, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.  Notices to Parties pursuant to this Agreement shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1):

(a)       to Woodward or Woodward Affiliate:

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525
Attention:  President, Aircraft Turbine Systems

General Counsel

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with a copy to (which shall not constitute notice to Woodward or Woodward Affiliate):

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention:  Bradley L. Finkelstein

Michael S. Russell

Facsimile:  (650) 493-6811

(b)       to GE:

General Electric Corporation

c/o GE Aviation

One Neumann Way

Cincinnati, Ohio 45215

[***]

with a copy to (which shall not constitute notice to GE):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois  60603
Attention:  Brian J. Fahrney
Facsimile:  (312) 853-7036

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Section 7.2     Amendments; Waivers.

(a)     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed in the case of an amendment, by all Parties to such agreement, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective.

(b)     No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Law.

Section 7.3     Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost or expense.

Section 7.4     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.  No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of the other Parties.  No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.

Section 7.5     Governing Law.  This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies related hereto shall be governed by the internal laws of the State of Delaware without giving effect to any conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

Section 7.6     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy or email attachment, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

Section 7.7     Entire Agreement.  This Agreement (including the Schedules and Annexes referred to herein), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, express or implied, between and among the Parties with respect to the subject matter of this Agreement.  No representation, warranty, promise, inducement or statement of intention has

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been made by any Party that is not embodied in this Agreement or such other documents, and no Party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 7.8     Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.9     Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect so long as, after excluding the portion deemed to be unenforceable, the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, unenforceable or void, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated to the greatest extent practicable in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 7.10     Consent to Jurisdiction.  Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms by any Party, or its breach, termination or invalidity, shall be subject to the exclusive jurisdiction of the courts of the State of Delaware sitting in the City of Wilmington or of the Federal courts sitting therein.  Each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 7.11     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH

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PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

Section 7.12     Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, no provision of this Agreement shall create any third party beneficiary rights in any other Person, including any employee or former employee of Woodward or GE or any of their respective Affiliates (including any beneficiary or dependent thereof).

Section 7.13     Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The Parties further agree that by seeking the remedies provided for in this Section 7.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement.

Section 7.14     No Presumption Against Drafting Party.  The Parties acknowledge that each of the Parties has been represented by counsel in connection with the negotiation and execution of this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 7.15     Further Assurances.  Each Party shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably necessary or desirable to evidence or carry out the provisions of this Agreement or to consummate the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

WOODWARD, INC.

By:
Name:
Title:

WOODWARD FUEL SYSTEMS HOLDINGS LLC By: Woodward, Inc., its managing member

By:
Name:
Title:

GENERAL ELECTRIC COMPANY,
acting by and through its GE Aviation business unit

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

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ANNEX A

PURCHASED MEMBERSHIP INTEREST AND PERCENTAGE INTERESTS

Woodward Fuel Systems Holdings LLC
Member	Pre-Closing Percentage Interest	Percentage Interest of Purchased Membership Interest	Post-Closing Percentage Interest
Woodward, Inc.	90%	50%	40%
Woodward Fuel Systems Holdings LLC	10%	–	10%
General Electric Company, acting by and through its GE Aviation business unit	–	–	50%
Total:	100%	50%	100%

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ANNEX B

FINANCIAL INFORMATION

K-30

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